POWER OF ATTORNEY

The undersigned Trustee of Peachtree Alternative Strategies Fund (the “Trust”), a Delaware statutory trust, hereby constitutes and appoints Ford Donohue, Jesse Hallee and Emily Schmidt, and each of them, attorneys for the undersigned and in her name, place and stead, to execute and file any amendments to the Trust’s registration statement, as required, hereby giving and granting to said attorneys full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of August, 2022.

/s/Eli P. Niepoky
Eli P. Niepoky